                                                                  EXHIBIT 10.14



                              CONSULTING AGREEMENT

                 Xybernaut Corporation, a Delaware corporation (the "Company"), and the undersigned consultant whose name and address appear below ("Consultant") hereby agree as follows:

                 1. Consulting Services. Consultant is hereby employed by the Company as an independent contractor, and not as an employee, to carry out the project specified on the Description of Work, attached hereto and made a part hereof as Exhibit A (the "Description of Work"), on the terms and conditions set forth in such Description of Work.

                 2. Term. This Agreement shall continue for the term specified in the Description of Work; provided, however, this Agreement may be terminated by the Company immediately in the event Consultant is not performing in compliance with the Description of Work, or in the event of any breach of the obligations of paragraph 4 hereof.

                 In the event of any termination of this Agreement by the Company prior to completion of the term specified on the Description of Work, the Company's sole liability thereupon will be to pay Consultant any unpaid balance due for work performed up to and including the date of termination.

                 3. Independent Contractor. It is agreed that Consultant's services are made available to the Company on the basis that Consultant will retain Consultant's individual professional status and that Consultant's relationship with the Company is that of an independent consultant and not that of an employee. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from its fees to Consultant for taxes, insurance, bonds or any other subscription of any kind. Consultant will use Consultant's own discretion in performing the tasks assigned, within the scope of work specified by the Company.

                 4. Confidential Information. Consultant agrees that he shall keep in strictest confidence all information relating to the products, programs, algorithms, designs, trade secrets, secret processes, customers and markets of the Company and all other confidential knowledge, data and information related to the business or affairs of the Company (collectively, "Confidential Information") that may be acquired pursuant to or in connection with this Agreement or the relationship or relationships contemplated by this Agreement. During and after the term of this Agreement, Consultant will not, without the prior written consent of an officer of the Company, publish, communicate, disclose or use for any purpose any of such Confidential Information. Upon termination of this Agreement, Consultant will return to the Company all records, data, notes, reports, printouts, sketches, material, equipment and other documents or property, and all reproductions of any of the foregoing, furnished by the Company or developed or prepared pursuant to the relationship hereunder.

                 Notwithstanding the foregoing, it is agreed that Confidential Information shall not include any (i) information which is or becomes through no fault of Consultant generally known to the public, and (ii) Consultant's skill, knowledge, know-how and experience.

                 5.       Miscellaneous.

                          (a)     Effective Date.  This Agreement shall be
effective as of the effective date specified below, the date of commencement of the consulting services, and it is expressly agreed to by Consultant and the Company that all the provisions hereof shall appy as if this Agreement had been entered into on such date.

                          (b)     Survival of Terms.  The provisions of
paragraph 4 hereof shall survive termination of this Agreement.

                          (c)     Successors and Assigns.  This Agreement shall
be binding on all of Consultant's associates, all of Consultant's heirs, executors, administrators and legal representatives, and all of Consultant's successors in interest and assigns, and shall be for the benefit of the Company, its successors and assigns.

                          (d)     Governing Law.  This Agreement shall be
governed by and construed and enforced in accordance with the laws of the State of Delaware without application of conflicts of law.

                          (e)     Severability.  If one or more of the
provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

                          (f)     Amendment.  Neither this Agreement nor the
Description of Work may be amended except by a written agreement modifying the appropriate document duly executed by Consultant and an officer of the Company.

                 This Agreement is executed on the date set forth below, and shall be effective as of the date specified.

                                   XYBERNAUT CORPORATION


                                   By:
                                      -----------------------------------------
                                   Name: Edward G. Newman
                                   Title: President

                                   CONSULTANT:
Address:


- --------------------------         --------------------------------------------
                                   Victor J. Lombardi
- --------------------------

Date:
     ---------------------

                                   EXHIBIT A

                              DESCRIPTION OF WORK


1. DETAILED DESCRIPTION OF WORK: Consultant shall provide the Company with consulting services in the areas of business development and marketing; and such other similar activities as may be requested from time to time by the President of the Company; provided, however, Consultant shall not be required to work in excess of ____ hours per month.

2.               START DATE:  ______________, 1996

                 COMPLETION DATE: ________________. However, should the Company's efforts to register and sell its Common Stock to the public pursuant to an effective registration statement with the Securities and Exchange Commission currently under consideration with Royce Investment Group, Inc. terminate, this Agreement may be cancelled unilaterally by the Company upon written notice unless the Company has entered into a letter of intent to register and sell its shares of Common Stock with a different underwriter located by Consultant. In the event of such termination by the Company, no further compensation shall be due hereunder.

3. AUTHORIZED REPRESENTATIVE OF THE COMPANY: The character of Consultant's services shall be subject to the assignment and direction of Edward G. Newman, President. Further, the character and scope of Consultant's services may be revised by mutual agreement between Consultant and the Company and such revision will be evidenced by a formal bilateral modification to the Consulting Agreement or this Description of Work signed between Consultant and the President. The President of the Company shall be the only individual authorized to direct the activities of Consultant.

4. PAYMENT: As consideration for all services to be rendered and performed under this Agreement, Consultant will receive warrants which entitle Consultant to purchase 100,000 shares of the Company's common stock, par value $.01 per share, at $6.00 a share through December 31, 1999. The warrants will not be registered. Consultant shall receive the warrants upon execution of this Agreement.

5. EXPENSES: The Company agrees to reimburse Consultant for the following:

                                                     Yes                    No
                                                     ---                    --

Long Distance Telephone                               X
Routine out-of-pocket expenses                        X
Local travel                                                                X
Long distance travel, lodging and                     X
  meals, upon prior request of Company